Exhibit 10.3
BENEFIT PLAN ASSUMPTION AND GENERAL AMENDMENT AGREEMENT
     This BENEFIT PLAN ASSUMPTION AND GENERAL AMENDMENT AGREEMENT (the “Agreement”) is dated and effective as of December 1, 2010, by and among Allied World Assurance Company Holdings, Ltd, a company organized under the laws of Bermuda (“Holdings”), Allied World Assurance Company, Ltd, a company organized under the laws of Bermuda (“Allied World Bermuda”), Newmarket Administrative Services, Inc., a corporation organized under the laws of Delaware (“Newmarket”, and together with Holdings and Allied World Bermuda, the (“Assignors”), and Allied World Assurance Company Holdings, AG, a Swiss corporation (“Assignee”).
W I T N E S S E T H:
     WHEREAS, in connection with a scheme of arrangement of Holdings, Holdings entered into a contribution-in-kind agreement with Assignee, whereby (i) all issued and outstanding voting common shares of Holdings were cancelled and holders of such voting common shares of Holdings (the “Common Shares”) before the transaction received the same number of registered shares of Assignee (the “Registered Shares”) and (ii) all issued and outstanding non-voting common shares of Holdings were cancelled and holders of such non-voting common shares of Holdings before the transaction received the same number of non-voting participation certificates of Assignee (the “Redomestication”);
     WHEREAS, pursuant to the Redomestication, Assignors have become wholly-owned subsidiaries of Assignee;
     WHEREAS, (i) Holdings maintains and sponsors those certain equity-based incentive compensation plans listed on Exhibit A hereto (collectively, the “Assumed Equity Plans”), and is party to related award agreements thereunder providing for the grant of options, restricted share units, performance awards and other equity-based awards to purchase or receive Common Shares (collectively, the “Assumed Equity Awards”); and (ii) Assignors are parties to employment agreements with certain of their respective officers and other employees as set forth on Exhibit B hereto (all such employment agreements collectively, the “Assumed Employment Agreements,” and together with the Assumed Equity Plans and the Assumed Equity Awards, the “Assumed Benefit Arrangements”); and
     WHEREAS, in connection with the Redomestication, (i) Assignors desire to assign, transfer and deliver all of their respective rights and obligations under each Assumed Benefit Arrangement to Assignee, and Assignee desires to acquire and assume all such rights and obligations and to (x) adopt the Assumed Equity Plans and Assumed Equity Awards, and to issue or cause to be issued Registered Shares in lieu of Common Shares being issued in connection with such Assumed Equity Plans and Assumed Equity Awards, and (y) adopt and become party to the Assumed Employment Agreements in lieu of Assignors, as applicable; and (ii) Assignors and Assignee desire to cause all Assumed Benefit Arrangements to be amended such that, where applicable, (1) references to any such Assignor are replaced with references to Assignee, (2) references to the Bye-laws or Bylaws of such Assignor are replaced with references to the Organizational Regulations of Assignee, (3) references to the Memorandum of Association or Certificate of Incorporation of any such Assignor are replaced with references to the Articles of

Association of Assignee, (4) references to the Common Shares are replaced with references to the Registered Shares, (5) provisions for submitting to the jurisdiction of Bermuda courts are replaced with provisions for submitting to the jurisdiction of Swiss courts;
     NOW, THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
     Section 1. Assignors respectively hereby assign to Assignee, and Assignee hereby accepts from Assignors and hereby assumes, the Assumed Benefit Arrangements and the respective rights and obligations of Assignors thereunder. As a result of such assignment and assumption, Assignee will be the sponsor of the Assumed Benefit Arrangements and Registered Shares will be issued under the Assumed Benefit Arrangements in lieu of Common Shares being issued thereunder. Assignee hereby agrees to pay or perform, or to cause to be paid or performed, promptly as they become due, and to indemnify Assignors and their respective successors and permitted assigns from and against, all liabilities and obligations of Assignors accruing under the Assumed Benefit Arrangements.
     Section 2. To the extent that any Assumed Benefit Arrangement provides for the issuance, acquisition, holding or purchase of, settles in, or otherwise relates to or references, Common Shares, then pursuant to the terms hereof, each such Assumed Benefit Arrangement is hereby amended to provide for the issuance, acquisition, holding or purchase of and settlement in, and shall otherwise relate to or reference, Registered Shares. All references in the Assumed Benefit Arrangements to (i) any Assignor are hereby amended to be references to Assignee, (ii) the Memorandum of Association and Bye-laws, as applicable, or the Articles or Certificate of Incorporation and Bylaws, as applicable of such Assignor are replaced with references to the Articles of Association and Organizational Regulations of Assignee, (iii) the Common Shares are replaced with references to the Registered Shares, and (iv) the jurisdiction of Bermuda courts are replaced with references to the jurisdiction of Swiss courts. For purposes of clarification, all outstanding Assumed Equity Awards, as hereby amended, shall remain outstanding pursuant to the terms thereof, and shall be exercisable, issuance, held, available, settled or vested upon the same terms and conditions as applicable immediately prior to the date hereof (or as subsequently amended), except that upon the exercise, issuance, holding, availability, settlement or vesting of such Assumed Equity Awards, Registered Shares are issuable or available, or benefits or other amounts shall be determined in reference to Registered Shares, as applicable, in lieu of Common Shares.
     Section 3. Each Assumed Equity Award that is an option shall be assumed hereunder in such manner that Assignee would be a corporation “assuming a stock option in a transaction to which Section 424 of the Code applies” as described in Section 424 of the United States Internal Revenue Code of 1986, as amended (the “Code”), were Section 424 of the Code applicable to such Assumed Equity Award and with regard to the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D).
     Section 4. The parties hereto acknowledge that the benefit and other plans of Assignors and their affiliates that are not Assumed Benefit Arrangements are not assigned to or assumed or otherwise adopted by Assignee.

     Section 5. Subject to the terms of this Agreement, each Assumed Benefit Arrangement is specifically ratified and reaffirmed by Assignee, and Assignee hereby authorizes and approves the restatement of any such Assumed Benefit Arrangements to reflect the amendments contained herein.
     Section 6. Assignors represent and warrant that the recitals to this Agreement are true and correct.
     Section 7. This Agreement is binding upon and shall inure to the benefit of Assignors and Assignee and their respective legal representatives, successors and assigns.
     Section 8. Assignors agree to execute and deliver such instruments, agreements, certificates and other documents as shall be necessary or appropriate to effectuate the assignment and assumption contemplated hereby.
     Section 9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     Section 10. This Agreement may be executed in two or more counterparts, all of which, when taken together, shall be deemed to be one original.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

ASSIGNORS: ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
By:	/s/ Scott A. Carmilani
Name:	Scott A. Carmilani
Title:	President and Chief Executive Officer

ALLIED WORLD ASSURANCE COMPANY, LTD
By:	/s/ Wesley D. Dupont
Name:	Wesley D. Dupont
Title:	Executive Vice President, General Counsel and Corporate Secretary

NEWMARKET ADMINISTRATIVE SERVICES, INC.
By:	/s/ Wesley D. Dupont
Name:	Wesley D. Dupont
Title:	Vice President and Secretary

ASSIGNEE: ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
By:	/s/ Scott A. Carmilani
Name:	Scott A. Carmilani
Title:	President and Chief Executive Officer

[Benefit Plan Assumption and General Amendment Agreement]

Exhibit A
Assumed Equity Plans
Allied World Assurance Company Holdings, Ltd Second Amended and Restated Long-Term Incentive Plan
Allied World Assurance Company Holdings, Ltd Second Amended and Restated 2001 Employee Stock Option Plan
Allied World Assurance Company Holdings, Ltd Second Amended and Restated 2004 Stock Incentive Plan
Allied World Assurance Company Holdings, Ltd 2008 Employee Share Purchase Plan

Exhibit B
Assumed Employment Agreements
Assumed Employment Agreements include the employment agreements as may have been amended, for the following six individuals:
•	David A. Bell

•	Scott A. Carmilani

•	Wesley D. Dupont

•	John J. Gauthier

•	Marshall Grossack

•	John Sennott, Jr.